Exhibit 99.1
Press Release Dated March 29, 2012

TWO RIVERS COMPLETES $4 MILLION BRIDGE LOAN
Proceeds to Continue Asset Acquisition and Development

DENVER – [March 29, 2012] – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today it has completed a $4 million bridge loan funded by several of the Company’s current investors.  The bridge loan will enable the Company to complete a strategic acquisition and to continue development of its farming and water rights portfolio.

The Company has retained Wedbush Securities as its exclusive financial advisor.    Wedbush Securities will work with the Company to develop a longer term financing strategy which will include takeout financing for the bridge loan, which matures on October 31, 2012.  In light of the time required to accomplish those financial objectives, however, the Company needed interim capital to meet its current expenses and to sustain its development momentum.  By arranging the bridge loan, the Company and its lenders expect to maintain the Company’s progress in implementing its business plan by, for instance, bringing 800 additional acres into production during the 2012 spring planting season and acquiring and putting to beneficial use additional water rights to support farmland irrigation.

The bridge loan carries an interest rate of 12% per annum, but is subject to prepayment without penalty prior to maturity.  The lenders will receive additional consideration in the form of 400,000 shares of the Company’s common stock.  The lenders also have the right to convert all or any portion of their loan participation into the Company’s common stock under certain conditions.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production and traditional cropping. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:
Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210

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